EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77H: Changes in control of Registrant.

EXHIBIT D:
  Attachment to item 77Q1: New Investment Advisory Agreement
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EXHIBIT A
REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Warburg, Pincus Global Fixed Income Fund, Inc.:

In planning and performing our audit of the financial statements and financial highlights of Warburg, Pincus Global Fixed Income Fund, Inc. (the "Fund") for the period ended October 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorised acquisition, use or disposition.

Because of inherent limitations in internal controls, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1999.

This report is intended solely for the information and use of management, the Board of Directors of the Fund, and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
December 10, 1999




EXHIBIT B:

Warburg, Pincus Global Fixed Income Fund, Inc.
Registration No. 33-36066
Sub-Item 77C:  Submission of matter to a vote of security holders
(a) A special meeting was held on May 21, 1999.
(b) At the special meeting held on May 21, 1999, the following persons were elected as directors of the Fund, constituting the entire Board of Directors: Richard H. Francis, Jack W. Fritz, Jeffrey E. Garten, James S. Pasman, Jr., William
W. Priest, Steven N. Rappaport, Arnold M. Reichman, Alexander B.
Trowbridge.
(c) At the special meeting held on May 21, 1999, shareholders of the Fund were asked to approve a new investment advisory agreement between the Fund and Credit Suisse Asset Management, LLC.
The new investment advisory agreement was approved by shareholders and the shareholder vote was as follows:

            Total Number of Votes     Percentage of total
                                       number of shares
                                         outstanding

Approve        11,479,613.6442             79.33%
Disapprove        121,583.8652              0.84%
Abstain           199,936.8641              1.38%

(d) Not applicable



EXHIBIT C:
Sub-Item 77H:  Changes in control of registrant
(a) On July 6, 1999, Credit Suisse Group acquired Warburg
Pincus Asset Management, Inc. ("Warburg Pincus"), the Fund's former investment adviser. Warburg Pincus was combined with Credit Suisse Group's existing U.S. asset management business, Credit Suisse Asset Management, LLC, which is an indirect wholly-owned U.S. subsidiary of Credit Suisse Group. Credit Suisse Group may be deemed to control the Fund on the basis of its control of Credit Suisse Asset Management, LLC, the Fund's current investment adviser.
(b) On July 6, 1999, Warburg, Pincus & Co., formerly the ultimate parent of Warburg Pincus, ceased to be a controlling person of the Fund as a result of the transactions described in Sub-Item 77H(a).



EXHIBIT D:
Sub-Item 77Q1:  Exhibits
(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Not applicable
(e) New Investment Advisory Agreement
(f) Not applicable
(g) Not applicabl